Exhibit 10.38

AMENDMENT
TO
SHAREHOLDERS AGREEMENT
Dated June 5, 1991
among
FSI INTERNATIONAL, INC.
and
MITSUI & CO., LTD.
and
CHLORINE ENGINEERS CORP., LTD.
and
MBK HOLDINGS LLC

     THIS AMENDMENT TO SHAREHOLDERS AGREEMENT (“Amendment”) is entered into as of 17th day of September 2004, among FSI INTERNATIONAL, INC., a company organized and existing under the laws of the state of Minnesota, U.S.A. (“FSI”), MITSUI & CO. LTD., a company organized and existing under the laws of Japan (“MBK”), CHLORINE ENGINEERS CORP. LTD., a company organized and existing under the laws of Japan (“CEC”) and MBK HOLDINGS LLC, a company organized and existing under the laws of Japan (“MBH”).

RECITALS

     A. FSI, MBK and CEC are parties to a Shareholders Agreement dated June 5, 1991 (such agreement, as amended, is hereinafter called the “Shareholders Agreement”), which agreement, among other things, defines the scope of the products and technology of FSI that are the subject of the joint venture company, m•FSI Ltd. (“m•FSI”), which was created under the terms and conditions of the Shareholders Agreement.

     B. Section 13.1 of the Shareholders Agreement states that the business purpose of m•FSI is limited to the exploration and development of the Japanese market for FSI products and CEC products. Article 12 of the Shareholders Agreement states that m•FSI may not enter into any new businesses or new product areas or make certain expenditures or financial commitments without the express prior written agreement of each shareholder of m•FSI.

     C. m•FSI has entered into a business transfer and share transfer agreement with Nisso Engineering K.K. (“NSE”) dated June 1, 2003 (the “NSE Acquisition Agreement”), pursuant to which m•FSI has acquired all right, title and interest in a portion of the business of the Semiconductor Manufacturing Device Division of NSE’s IC Operation Department; all of the issued and outstanding common stock of NSE’s subsidiary, NSE Tech K.K.; and certain intangible assets, all as described and defined in the NSE Acquisition Agreement as the “Transferred Assets.”

     D. FSI has discontinued the business and operations of its microlithography products division, but will continue to provide certain after-sale support for installed microlithography products through FSI’s POLARIS Support Services.

     E. FSI, MBK and CEC previously consented to m•FSI’s entering into the NSE Acquisition Agreement subject, however, to m•FSI granting certain exclusive distribution rights and an exclusive license to FSI covering, among other things, the NSE products and related technology.

     F. MBK desires to transfer all of its ownership interest in m•FSI to MBK Holdings LLC (“MBK Holdings”), a wholly-owned subsidiary of MBK; but will continue to be bound by the terms and conditions of the Shareholders Agreement as if it remained a shareholder of m•FSI.

     G. FSI and CEC have consented to the transfer of MBK’s ownership interest in m•FSI to MBK Holdings, subject to certain terms and conditions agreed upon among FSI, CEC and MBK.

     H. FSI, MBK and CEC wish to amend the Shareholders Agreement to, among other things, (i) expand the business scope of m•FSI, (ii) revise the scope of the products and technology of FSI that are the subject of m•FSI by deleting any and all references to FSI microlithography products so that the definition of “Products” in the Shareholders Agreement includes only products, systems and subsystems of FSI which are in the field of surface conditioning, cleaning, etch and stripping technology and (iii) provide for the inclusion of MBK Holdings as a party bound by the terms and provisions of the Shareholders Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Amendment to FSI Definitions. All references to “FSI Products,” “FSI Patents” and “FSI Field” in the Shareholders Agreement are hereby amended to exclude microlithography products, including, but not limited to, photoresist processing products and technology so that from and after the date of this Amendment, any and all such references shall only refer to surface conditioning, cleaning, etch and stripping technology systems and subsystems of FSI and related patents and technology of FSI. For the avoidance of doubt, any reference to “FSI Products,” “FSI Patents,” or “FSI Field” in the Shareholders Agreement shall not include any chemical delivery or management systems or products.

     2. Amendment to Article 12. Article 12 in the Shareholders Agreement is hereby amended by deleting clause (d) in such article in its entirety and replacing it with the following:

“(d) Approval of expenditure or other financial commitment exceeding seventy-five million yen (¥75,000,000) other than ordinary operating transaction;”

     3. Amendment to Article 13. Section 13.1 in the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

“13.1	The business purpose of the Company is the following:

(a)	To explore and develop the Japanese market for the FSI Products, the CEC Products and the NSE Products. NSE Products means the products and related technology relating to the “Transferred Assets” acquired by the Company under the terms and conditions of that certain business transfer and share transfer agreement between the Company and Nisso Engineering K.K. dated June 1, 2003.

(b)	Subject to the terms, restrictions, consents and approvals set forth in this Shareholder’s Agreement, to acquire companies, businesses, assets or products and related technologies which are in the field of surface conditioning, cleaning, etch and stripping technology and develop the same for sale and use in such field in the Japanese market (such acquired products, together with the FSI Products, the CEC Products and the NSE Products are hereinafter collectively called the “Products”).

(c)	To improve, invent or develop products related to the Products and related technology.

(d)	To assist the shareholders of the Company in the exploration and development of the worldwide market outside of Japan for the Products through the manufacture, sale and supply of the Products to the shareholders or the grant to the shareholders of license or distribution rights for the Products and related technology.

(e)	To supply components related to the NSE Products to original equipment manufacturers located anywhere in the worldwide market.

(f)	Subject to the terms, restrictions, consents and approvals set forth in this Shareholders Agreement, to provide contract manufacturing for products in the field of surface conditioning, cleaning, etch and stripping technology to original equipment manufacturers in the worldwide market, provided that such products are not competitive with the Products.

          The business activities of the Company shall consist of any activity consistent with the business purpose described above.”

     4. Amendment to Article 26. The first sentence of Article 26 of the Shareholders Agreement is hereby deleted and replaced with the following:

“FSI, CEC and MBK’s Electric Machinery, Plant Project Business Unit shall not engage, whether directly or indirectly, in a business that competes with the business of the Company, and shall not enter into any agreement or arrangement, whether directly or indirectly, for the design, manufacture or sale of any product similar to or which would compete in the Territory with the FSI Products, CEC Products, Company Products or NSE Products, as the case may be, without the prior written consent of the other Parties.”

5.	Amendment to Article 35. Article 35 in the Shareholders Agreement is hereby amended by deleting the notice addresses for the parties in their entirety and replacing them with the following:

“(i) if to FSI:

FSI INTERNATIONAL, INC.

Address	3455 Lyman Boulevard

Chaska, MN 55318-3052

Facsimile No.:	1-952-448-1300

Attention:	Benno Sand
EVP, Business Development & Investor Relations

(ii)	if to MBK:

MITSUI & CO., LTD.

Address:	2-1, Ohtemachi 1-chome

Chiyoda-ku, Tokyo, Japan 100-01

Facsimile No.:	81-3-3285-9116

Attention:	Yoshiaki Ikeda, General Manager,
Investment Promotion Dept.,
Power, Transportation and Plant Projects Business Unit

with a copy to :

MBK HOLDINGS LLC

Address:	2-1, Ohtemachi 1-chome

Chiyoda-ku, Tokyo, Japan 100-01

Facsimile No.:	81-3-3285-9135

Attention:	Terutake Kato, President

(iii)	if to CEC:

CHLORINE ENGINEERS CORP., LTD.

Address:	Tomiokabashi Bldg.

6-11, Fukagawa 2-chome

Koto-ku, Tokyo 135-0033, JAPAN

Facsimile No.:	81-3-5245-8130

Attention:	Yoshinori Kato, President

     6. Effective Date. This Amendment is effective as of September 17, 2004.

     7. No Other Amendments. Except as amended above, every term and condition of the Shareholders Agreement remains in full force and effect and is unaffected by this Amendment. For the avoidance of doubt, any reference to MBK in the Shareholders Agreement shall continue to refer to Mitsui & Co., Ltd. and Mitsui & Co., Ltd. shall be bound by the terms of the Shareholders Agreement as if it is still a shareholder of m•FSI.

     8. NSE Product Distribution Agreement. m•FSI and FSI shall, upon the signing of this Amendment, enter into an exclusive distribution agreement substantially in the form of Exhibit A, whereby m•FSI will grant to FSI exclusive rights to distribute certain products outside of Japan.

     9. NSE Product License Agreement. m•FSI and FSI shall, upon the signing of this Amendment, enter into an exclusive licensing agreement substantially in the form of Exhibit B, whereby m•FSI will grant to FSI an exclusive license covering the patents and related technology with regard to certain products for use outside of Japan.

     10. Counterparts. This Amendment may be executed in two or more counterparts, each of which when so executed and delivered shall be deemed an original, and all of which counterparts when taken together shall constitute one and the same instrument.

     11. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of Japan, without giving effect to the conflicts of laws provisions thereof.

     12. Governing Language. This Amendment is in the English language only, which language is governing in all respects, and any translation of this Amendment is for convenience only and is not binding upon the parties hereto.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by duly authorized representatives as of the date first above written.

FSI INTERNATIONAL, INC.

Name:	/s/ Don S. Mitchell

Title:	President & CEO

MITSUI & CO., LTD.

Name:	/s/ M. Matsuda

Title:	COO, Power, Transportation &
Plant projects Business Unit

CHLORINE ENGINEERS CORP., LTD.

Name:	/s/ Y. Kato

Title:	President

     The undersigned, MBK Project Holdings Ltd. (“MPH”), hereby agrees that at all times from and after MBK Holdings receives an ownership interest in m•FSI Ltd., MBH shall be bound by and entitled to the benefits of all provisions in the Shareholders Agreement dated June 5, 1991 among FSI International Inc., Mitsui & Co., Ltd. and Chlorine Engineers Corp. Ltd., as amended, as such provisions apply to Mitsui & Co. Ltd., as if MBK Holdings were an original party to the Shareholders Agreement.

MBK HOLDINGS LLC

Name:	/s/ T. Kato

Title:	President

EXHIBIT A

m•FSI EXCLUSIVE DISTRIBUTORSHIP AGREEMENT

BETWEEN

m•FSI LTD.

AND

FSI INTERNATIONAL, INC.

TABLE OF CONTENTS

Article 1.	EXCLUSIVE DISTRIBUTORSHIP
Article 2.	SALE AND PURCHASE
Article 3.	PRICES, PAYMENT TERMS AND DELIVERY TERMS, ETC.
Article 4.	SUB-AGENT
Article 5.	DISTRIBUTOR’S COVENANTS
Article 6.	m•FSI’s COVENANTS
Article 7.	WARRANTY
Article 8.	PATENTS, TRADEMARKS, ETC.
Article 9.	TAXES, DUTIES AND CHARGES
Article 10.	CONFIDENTIALITY
Article 11.	FORCE MAJEURE
Article 12.	TERM AND TERMINATION
Article 13.	NO-ASSIGNMENT
Article 14.	NOTICE
Article 15.	MISCELLANEOUS
Article 16.	ARBITRATION
Article 17.	GOVERNING LAW
Article 18.	ENTIRE AGREEMENT AND AMENDMENTS
Appendix I	m•FSI’S PRODUCTS LIST
Appendix II	TERRITORY

m•FSI EXCLUSIVE DISTRIBUTORSHIP AGREEMENT

THIS AGREEMENT made and entered into this 17th day of September, 2004 by and between:

(1)	m•FSI LTD., a company organized and existing under the laws of Japan, having its principal office at Harmony Tower, 22nd Floor, 32-2 Honcho 1-chome, Nakano-ku Tokyo 164-0012, Japan (hereinafter called “m•FSI”); and

(2)	FSI INTERNATIONAL, INC., a company organized and existing under the laws of the State of Minnesota, U.S.A., having its principal office at 3455 Lyman Boulevard, Chaska, MN 55318-3052, U.S.A. (hereinafter called “Distributor”).

WITNESSETH:

WHEREAS:

(A)	m•FSI was incorporated to, among other things, manufacture and distribute certain products and systems of FSI in Japan in accordance with a Shareholders Agreement dated June 5, 1991, among FSI, Mitsui & Co., Ltd. (“MBK”) and Chlorine Engineers Corp., Ltd. (“CEC”) (such agreement, as amended, is hereinafter called the “Shareholders Agreement”);

(B)	the Shareholders Agreement states that one of the business purposes of m•FSI is to explore and develop the Japanese market for certain products and systems of FSI and CEC;

(C)	m•FSI has entered into a business transfer and share transfer agreement with Nisso Engineering Co., Ltd. (“NSE”) dated June 1, 2003 (the “NSE Acquisition Agreement”) pursuant to which m•FSI has acquired all right, title and interest in a portion of the semiconductor manufacturing equipment business of NSE’s IC Department; all of the issued and outstanding common stock of NSE’s subsidiary, NSE Tech K.K.; and certain intangible assets, all as described in the NSE Acquisition Agreement;

(D)	Distributor, MBK and CEC have entered into an amendment to the Shareholders Agreement dated 9/17/04, 2004, to, among other things, enable m•FSI to acquire the NSE assets and related technology;

(E)	m•FSI and Distributor entered into a licensing agreement of even date herewith, for m•FSI’s granting to Distributor an exclusive license with regard to certain patents and other technology related to the NSE products (the “m•FSI Licensing Agreement”); and

(F)	Distributor desires to be appointed as an exclusive distributor in the Territory (as defined below) of the said NSE products and systems and other future acquired or developed products and systems, and m•FSI accepts such appointment in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the undertakings and covenants herein contained, the parties hereto agree as follows:

Article 1. EXCLUSIVE DISTRIBUTORSHIP

1.1	m•FSI appoints Distributor as its exclusive distributor for the distribution of the Products (as defined below) in the Territory (as defined below), and Distributor accepts such appointment in accordance with the terms and conditions set forth

2

below. For the avoidance of doubt, Distributor has the right to sell the Products to any subsidiary or affiliate of any Japanese customer of m•FSI if that subsidiary or affiliate is located within the Territory.

The Products :	Any and all now existing or hereafter arising products and systems and all spare parts and consumables relating thereto concerning surface conditioning, cleaning, etch and stripping technology designed, developed, invented or acquired by m•FSI including, but not limited to, the products listed in Appendix I attached to this Agreement. Products do not include components related to the Products which are intended for sale to original equipment manufacturers.

The Territory :	The countries listed in Appendix II to this Agreement.

1.2	m•FSI shall not, during the term of this Agreement, sell or export the Products to any other person than Distributor within the Territory, and shall not knowingly cause any other person than Distributor to sell or export the Products to any person within the Territory, and shall not without prior written consent of Distributor appoint any agent or other distributor for the sale of the Products within the Territory; provided, however, m•FSI reserves the right to sell or export components related to any NSE products and technology acquired under the NSE Acquisition Agreement to any other person than Distributor within the Territory provided that such components are for sale only to original equipment manufacturers.

3

1.3	Distributor shall not, during the term of this Agreement sell, distribute or lease any products of a third party which are competitive with the Products within the Territory.

1.4	m•FSI acknowledges and agrees that the obligations of Distributor under this Agreement may be performed by any subsidiary or affiliate of Distributor subject to the prior written consent of m•FSI.

1.5	Notwithstanding the above Article 1.1 and 1.2, m•FSI reserves a right to appoint any local agent in any country in which Products will be distributed, in case that Distributor acknowledges and agrees that such local agent will be useful for both parties.

Article 2. SALE AND PURCHASE

2.1	Subject to the terms hereof, Distributor shall purchase the Products, from m•FSI, and m•FSI shall sell the Products, to Distributor for resale. Each such purchase contract in such form as shall be agreed between m•FSI and Distributor shall be made subject to all the terms and conditions hereof. For the avoidance of doubt, in the event of any conflict or inconsistency between any purchase contract, including any purchase orders, invoices or acknowledgment forms used by the parties, and this Agreement, the terms of this Agreement shall govern.

2.2	The customers of Distributor who have purchased the Products from Distributor in the Territory shall have the right to use m•FSI’s process patent applicable thereto.

4

Article 3. PRICES PAYMENT TERMS AND DELIVERY TERMS, ETC.

3.1	The prices (the “Prices”) of the Products applicable to the sale and purchase hereunder shall separately be agreed between the parties hereto. m•FSI may revise the Prices from time to time by giving a written notice ninety (90) days prior to the effective date of such revision, provided that the new Prices shall not apply to the Products a quotation for which shall already have been sent by Distributor to its customers when Distributor receives the m•FSI’s above notice for changing the Prices.

3.2	The payment terms and delivery terms for the Products to be purchased by Distributor from m•FSI shall be fixed for specific periods of time by separate mutual agreement between the parties hereto.

Article 4. SUB-AGENT

Distributor may, with m•FSI’s prior approval, at its risk and account, appoint its subdistributor(s) of the Products in the Territory.

Article 5. DISTRIBUTOR’S COVENANTS

5.1	Distributor will use its best efforts to maximize the sales of the Products in the Territory to their full market potential by advertising and promoting the Products, filling orders promptly, and providing prompt and competent product services.

5.2	Distributor shall at its expense:

5

(a)	maintain an adequate number of trained personnel to meet the service requirements of its customers in the Territory;

(b)	furnish to m•FSI, on a quarterly basis or at such times as m•FSI may reasonably request, complete information relating to inventories of spare parts for the Products and promotional, sales and service activities with respect to the Products, including information on competitive Products which may come to Distributor’s attention during the term of this Agreement; and

(c)	keep accurate accounts of transactions including acceptance dates by customers for Products sold by Distributor covered by this Agreement, which may be examined at reasonable times by m•FSI or its agents.

5.3	Without limiting the generality of the foregoing sections of this Article 5, Distributor shall provide and be responsible for all after-sale service requirements of any purchaser of the Products in the Asia-Pacific region of the Territory starting from the Effective Date (as defined below) of this Agreement.

Article 6. m•FSI’S COVENANTS

6.1	m•FSI hereby agrees to use its best efforts to promptly fill and deliver to Distributor, orders placed by Distributor hereunder, and to provide Distributor with adequate supplies of Products literature in the English language to the reasonable extent. Any costs and expenses to be incurred for the translation, etc. shall be borne by Distributor.

6

6.2	m•FSI will host visits, at facilities in Tokyo and Okayama, Japan, of customers and potential customers from the Territory, under circumstances where they are at other destinations in the region for other purposes.

6.3	At the request and choice of Distributor m•FSI will, at its expense, dispatch and station one (1) Products specialist in Chaska, Minnesota, for up to one (1) month after the date of this Agreement for initial Products training. After the initial Product training has been completed, then m•FSI will, at its expense, provide up to two (2) weeks per year of Product specialist support in Chaska, Minnesota. Distributor will pay m•FSI 140,000 Yen per day, plus all travel, lodging and food expenses for Products specialist support required by Distributor in excess of two (2) weeks per year. Such specialists will be available during such visits for purposes of training and assisting Distributor’s sales and service personnel in connection with the distribution, installation, and servicing of the Products in the Territory. At the request and choice of Distributor m•FSI will dispatch, at its expense, its process service personnel for Distributor support purposes on at least two (2) occasions during the first full year of this Agreement. Moreover, at the request and choice of Distributor m•FSI will, at its expense, dispatch an adequate number of engineers to Distributor for the purpose of reasonable technical services, reasonable sales promotion assistance for introduction of new Products, including extraordinary trouble shooting and maintenance.

6.4	m•FSI will allocate adequate personnel time and facilities to the training of Distributor’s sales and service personnel in Tokyo or Okayama, Japan for at least

7

two (2) training visits by Distributor’s key sales and service personnel during the first full year of this Agreement; provided, however, that Distributor shall be responsible for the round trip travel, food and lodging expenses of any of its sales and service personnel sent to m•FSI for this purpose.

6.5	If the modification of a Product is requested by Distributor or its customers, m•FSI will render such services or assistances as may be necessary for Distributor in connection with such modification. If m•FSI considers such modification will affect the basic specification and cause the invalidity of m•FSI’s warranty of the Products, m•FSI shall immediately inform Distributor of such effect in writing.

Article 7. WARRANTY

7.1	m•FSI warrants the Products (excluding spares) sold by m•FSI to Distributor hereunder conform to Distributor’s written specifications therefor and to be free from defects in material and workmanship for fifteen (15) months from the date of shipment from m•FSI. m•FSI’s obligation under this warranty is limited to supplying and replacing parts demonstrated defective within the warranty period, but shall not cover any labor required to replace such parts. If shipment or customer acceptance is delayed due to an m•FSI quality problem, hardware problem, software problem, process problem, etc. and provided that a Request For Assistance is submitted to m•FSI Technical Support Department and m•FSI escalation procedures are followed, Distributor may request the warranty period be extended by the amount of time equal to the delay. If m•FSI Technical Support

8

does not agree to extend the warranty period, Distributor may escalate the request to m•FSI senior management. Such extended warranty period shall be agreed upon by m•FSI and Distributor in good faith. An additional twelve (12) months of parts warranty may be purchased for three percent (3%) of the system price of the Product if purchased with the order for the Product. The above warranties do not apply to spares, tool kits, consumables or other items.

7.2	m•FSI warrants that spares sold by m•FSI to Distributor conform to Distributor’s written specifications therefor and will be free from defects in material and workmanship for twelve (12) months from the date of shipment from m•FSI, provided, however, if any critical or fatal damage made by m•FSI would be unexpectedly found the extension of such warranty period shall be discussed in good faith between m•FSI and Distributor. m•FSI’s obligation under this warranty for spares is limited to supplying and replacing parts demonstrated defective within the warranty period, but shall not cover any labor required to replace such parts. All consumable items shall be excluded from this warranty. m•FSI will not be liable for consequential damages.

7.3	This warranty stipulated hereabove shall not apply to any equipment which was altered without m•FSI’s approval or subjected to misuse, negligence or accident; or used other than in accordance with m•FSI’s printed instructions. When making warranty claims, Distributor must provide to m•FSI the machine type and serial number.

9

7.4	There are no warranties expressed, implied or statutory, of merchantability, fitness, capacity or otherwise, of the goods ordered other than, or different from the above warranty.

7.5	Distributor shall not obligate m•FSI to any warranty of the Products other than m•FSI’s warranty set forth above, nor to assume for m•FSI any obligations in connection with the sale of the Products without the prior written consent of m•FSI.

Article 8. PATENTS, TRADEMARKS, ETC.

m•FSI shall indemnify and hold Distributor harmless against any liability with regard to any infringement of patents, trade marks, designs, patterns and/or other intellectual property rights in connection with the Products in the Territory. Distributor agrees to promptly notify m•FSI of any such claim of infringement as soon as it becomes to known to Distributor and shall cooperate with m•FSI in defending against such claims.

Article 9. TAXES, DUTIES AND CHARGES

m•FSI shall bear and pay any tax, withholding tax, duty or any other charge imposed or charged in any country in connection with the exportation of the Products by m•FSI and it is agreed that any import duty to be imposed on the Products in the Territory shall be borne and paid by Distributor.

10

Article 10. CONFIDENTIALITY

During the term of this Agreement and for five (5) years after termination thereof, each party agrees to keep, and to use its best efforts to cause its affiliates, employees, agents and representatives (hereinafter collectively called the “Related Persons”) to keep, strictly confidential and not to use or disclose or permit any of its Related Persons to use or disclose to any other person or entity any information or data which (a) pertains to this Agreement, any negotiations relating hereto, any of the transactions contemplated hereby or the business of any other party or its affiliates, or (b) any party has delivered to the other party provided, however, that nothing in this Article 10 shall apply to any information or data (i) which the party in question can show is now known to the public or which hereafter becomes known to the public other than by its acts or omissions; or (ii) which it can show was already in its possession and free from any obligation of confidentiality prior to receipt from such other party. Each party shall be permitted to disclose the information hereunder to the extent that it is required to disclose by securities, accounting or other laws or regulations.

Article 11. FORCE MAJEURE

No failure or delay by the parties hereto in the performance of any obligation herein contained shall be deemed as a breach of this Agreement nor create any liability if the same arises from any cause or causes beyond the control of the parties hereto, including, but not limited to, acts or omissions of any government, compliance with laws,

11

regulations, orders or requests of any government, fire, storm, flood or earthquake, war, rebellion, revolution, riot, financial crisis, strikes or lockouts.

Article 12. TERM AND TERMINATION

12.1	Unless terminated earlier as provided herein, this Agreement shall be in force and effect on September 17th, 2004 (the “Effective Date”) and shall remain effective for a two year period expiring on the second anniversary of the Effective Date (“Initial Term”). This Agreement shall automatically renew for successive terms of two (2) years each unless either party notifies the other party in writing of its decision not to renew the Agreement no later than twelve (12) months prior to the end of the Initial Term or the then current renewal term. If a party notifies the other party of its decision not to renew in accordance with this section, the Agreement shall automatically terminate at the end of the then current term.

12.2	This Agreement may be terminated at any time by giving a written notice in the event that proceedings in bankruptcy or insolvency are instituted by or against any of the parties hereto, or in case of liquidation or dissolution of the other party or in the event that the other party shall breach any of its obligations under this Agreement and shall fail to correct such breach within forty five (45) days after written notice of such breach, without prejudice to any rights which the terminating party may have and which have arisen prior to such termination.

12

Article 13. NO-ASSIGNMENT

Neither this Agreement nor any rights or obligations hereunder shall be assigned by either party without prior written approval of the other party, and any assignment or transfer without such consent shall be null and void.

Article 14. NOTICE

Any notice or request given hereunder shall be in writing in the English language and personally delivered or mailed by courier or sent by facsimile to the following addresses, which shall be followed by a confirming letter mailed within seven (7) days.

if to Distributor:	FSI INTERNATIONAL, INC.
Address:	3455 Lyman Boulevard
Chaska, Minnesota 55318-3052 USA
Facsimile No.:	1-612-448-1300
Attention:	Benno Sand

if to m•FSI:	m•FSI LTD.
Address:	Harmony Tower, 22nd Floor
32-2 Honcho l-chome,
Nakano-ku Tokyo 164-0012, Japan
Facsimile No.:	81-3-5309-8401
Attention:	Hideki Kawai

or to such other address as any of the parties may specify from time to time in writing to the others in accordance herewith.

13

Article 15. MISCELLANEOUS

15.1	This Agreement is in the English language only, which language shall be governing in all respects, and any translation thereof shall be for convenience only and shall not be binding upon the parties hereto.

15.2	The headings of Articles hereof are for convenience of reference only, and shall not in any way affect the interpretation hereof.

15.3	In view of the possibility that one or more of the provisions of this Agreement may subsequently be declared invalid or unenforceable by court of law, or administrative decision, the parties hereto agree that invalidity or enforceability of any of the provisions shall not in any way affect the validity or enforceability of any other provisions of this Agreement.

15.4	The failure of either party hereto at any time to require performance by the other party of any provision hereof shall in no way affect the right to require full performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

Article 16. ARBITRATION

Any disputes, controversy or difference which may arise out of or in connection with or in relation to this Agreement, or for the breach thereof, shall, unless settled by amicable arrangements of the parties hereto without undue delay, be settled by arbitration in Tokyo, Japan in accordance with the Rules of Procedure of the Japan Commercial

14

Arbitration Association if m•FSI is claimed to be in default of this Agreement, or otherwise a respondent, or in Minneapolis, U.S.A. in accordance with the Commercial Arbitration Rules of the American Arbitration Association if Distributor is claimed to be in default of this Agreement, or otherwise a respondent. The award thereof shall be final and binding upon the parties hereto, and judgement on such award may be entered in any court or tribunal having jurisdiction thereof.

Article 17. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the state of Minnesota, U.S.A. without giving effect to its conflicts of law provisions.

Article 18. ENTIRE AGREEMENT AND AMENDMENTS

This Agreement contains and constitutes the entire agreement and understanding between the parties hereto respecting the subject matter hereof and supersedes and cancels all previous discussions, commitments, agreements and understandings of any nature between them, and any change or modification of this Agreement shall not be binding upon the parties hereto unless it is made by an instrument in writing of subsequent date signed by a duly authorized officer or representative of each of the parties hereto.

[Remainder of page intentionally left blank.]

15

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officers or representatives as of the day and year first above written, each duplicate to be considered an original and one duplicate to be retained by each party.

For and on behalf of
m•FSI LTD.

/s/ Hideki Kawai

Hideki Kawai
President

For and on behalf of
FSI INTERNATIONAL, INC.

/s/ Benno Sand

Benno Sand
EVP, Business Development & Investor Relations

16

APPENDIX I

m•FSI PRODUCT LIST

Product Name	Description
Spin Processor CENOTE	Single Wafer Wet Station

Best	Wafer Backside Etcher

Wet Station	Immersion Process System

Ancillary Products	Such as Deionized Water Heaters, Booster Pumps, Chemical Heaters, etc., or other Ancillary Systems or Hardware which Allow the Products to Function as Systems

APPENDIX II

TERRITORY

Effective the date of this Agreement, the Territory consists of the following countries/markets (including all related territories and possessions of each country):

•	All countries in the continent of Europe, including, but not limited to, all current and future member states of the European Union.

•	the United States of America, Canada and Mexico.

•	All countries in Central and Eastern Asia (except for Japan) and all countries in Southeast Asia, including, but not limited to, Taiwan, the Peoples’ Republic of China and South Korea and all current and future member states of the Association of Southeast Asian Nations (ASEAN).

EXHIBIT B

m•FSI LICENSING AGREEMENT

BETWEEN

m•FSI LTD.

AND

FSI INTERNATIONAL, INC.

19

TABLE OF CONTENTS

Article 1.	DEFINITIONS
Article 2.	GRANT OF LICENSE
Article 3.	TECHNICAL SUPPORT
Article 4.	TRADEMARK
Article 5.	IMPROVEMENTS AND INVENTIONS
Article 6.	ROYALTY
Article 7.	PAYMENTS
Article 8.	RECORDS AND REPORTS
Article 9.	REPRESENTATION AND COVENANT
Article 10.	CONFIDENTIALITY
Article 11.	INFRINGEMENT
Article 12.	WARRANTY
Article 13.	FORCE MAJEURE
Article 14.	INCONTESTABILITY
Article 15.	TERM AND TERMINATION
Article 16.	ARBITRATION
Article 17.	GOVERNING LAW
Article 18.	ENTIRE AGREEMENT AND AMENDMENTS
Article 19.	NO-ASSIGNMENT
Article 20.	NOTICE
Article 21.	LANGUAGE, HEADINGS, ENFORCEABILITY, NO-WAIVER
APPENDIX	I. m•FSI’s PATENT AND TRADEMARK LIST
II. m•FSI’s PRODUCT LIST
III. TERRITORY
IV. TECHNICAL INFORMATION
V. REMARKABLE IMPROVEMENTS

m•FSI LICENSING AGREEMENT

THIS AGREEMENT made and entered into this 17th day of September, 2004, by and between:

(1)	m•FSI LTD, a company organized and existing under the laws of Japan, having its principal office at Harmony Tower, 22nd Floor, 32-2 Honcho 1-chome, Nakano-ku Tokyo 164-0012, Japan (hereinafter called “Licensor”), and

(2)	FSI INTERNATIONAL, INC., a company organized and existing under the laws of the State of Minnesota, U.S.A., having its principal office at 3455 Lyman Boulevard, Chaska, MN 55318-3052 (hereinafter called “Licensee”).

WITNESSETH:

WHEREAS;

(A)	Licensor was incorporated to, among other things, manufacture and distribute certain products and systems of Licensee in Japan in accordance with a Shareholders Agreement dated June 5, 1991, among Licensee, Mitsui & Co., Ltd. (“MBK”) and Chlorine Engineers Corp., Ltd. (“CEC”) (such agreement, as amended, is hereinafter called the “Shareholders Agreement”);

(B)	the Shareholders Agreement states that one of the business purposes of Licensor is to explore and develop the Japanese market for certain products and systems of Licensee and CEC;

(C)	Licensor has entered into a business transfer and share transfer agreement with Nisso Engineering Co., Ltd. (“NSE”) dated June 1, 2003 (the “NSE Acquisition Agreement”) pursuant to which Licensor has acquired all right, title and interest in a portion of the business of the semiconductor manufacturing equipment business of NSE’s IC Department; all of the issued and outstanding common stock of NSE’s subsidiary, NSE Tech K.K.; and certain intangible assets, all as described in the NSE Acquisition Agreement;

(D)	Licensor and Licensee entered into a distribution agreement of even date herewith, pursuant to which Licensor has granted to Licensee the right to distribute such products; and

(E)	Licensee desires to be granted, and Licensor is willing to grant, an exclusive license to manufacture, use, offer for sale, sell, import and lease (or to have others do so for Licensee) the Products (as defined below) in the Territory (as defined below) utilizing the patents, patent applications and technical information relating to the Transferred Assets (as defined below) and to supply Licensee with all of the said technical information.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties hereto agree as follows:

Article 1. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings respectively.

“Effective Date” means the day on which this Agreement shall become effective in accordance with the provisions of Article 15.1 hereof.

“FSI Licensing Agreement” means the license agreement between FSI International, Inc., as licensor, and m.FSI Ltd., as licensee, dated August 14, 1991, as such agreement may be amended from time to time.

“Intellectual Property Rights” means all intellectual property rights (including trademark rights in the Trademarks) in respect of the Transferred Assets and all assets or technology Licensor may develop or acquire in the future other than Patents and the Technical Information such as design and copyrights now owned or controlled or to be owned or controlled in the future by Licensor.

“Joint Invention(s)” means an improvement or invention made by at least one employee of Licensor and one employee of Licensee relating to the Field (as defined below) provided, however, that any and all improvement or invention covered by the FSI Licensing Agreement are excluded from the Joint Invention defined in this Agreement.

“Net Selling Price” means the gross selling price of the Products, and such value of the attachments separately and explicitly added to the Products as shall be agreed between the parties hereto, billed by Licensee less the following items, to the extent included thereinto:

(i)	sales, excise and consumption taxes

(ii)	custom duties;

(iii)	charges for packaging, transportation and warehouse and insurance premium;

(iv)	interest for deferred payment and finance commission;

(v)	agent’s commission (if any); and

(vi)	amounts payable to Licensee for installation or assembly in connection with the Products.

“Patents” means any and all patents and patent applications which are listed in Appendix I attached hereto, and continuations, continuations in part and divisionals and any foreign equivalents thereof and patents and patent applications covering the Products or any other products developed, designed or invented or acquired by Licensor in the future relating to the Field (as defined below) to be owned, applied or controlled by Licensor in the future during the term of this Agreement, and continuations, continuations in part and divisionals and any foreign equivalents thereof, provided, however, that the following patents are excluded from the Patents defined in this Agreement:

(a)	any and all patents relating to the improvement or any inventions covered by the FSI Licensing Agreement; and

(b)	any and all patents relating to improvement or inventions jointly developed with any third party, in case that either Licensor or

Licensee is restricted or prohibited from disclosing the same under any agreement with such third party.

Without limiting the generality of the foregoing, the term “Patents” for purposes of this Agreement includes any co-owned patents and patent applications which the Licensor may acquire as contemplated by the NSE Acquisition Agreement.

“Products” means any and all products, systems and subsystems now or hereafter produced by or under control of Licensee based upon the Technical Information given under this Agreement which are in the field of surface conditioning, cleaning, etch and stripping technology (hereinafter called the “Field”) such as the Technical Information used in the products listed in Appendix II attached to this Agreement and any products, systems and subsystems to be used in the Field which will be developed, designed or invented, or otherwise acquired by Licensor in the future during the term of this Agreement. The parties agree that the definition of Products includes subsystems related to the products (e.g. the Nison Vesper sybmodule) only to the extent such subsystems are incorporated in Products sold by Licensee to end-users of the Products and not to original equipment manufacturers.

“Shareholders Agreement” means the shareholders agreement with the date of June 5th, 1991, as amended, among Licensee, MBK and CEC.

“Technical Information” means any and all technical knowledge, know-how, data and information developed or otherwise acquired by Licensor concerning the Transferred Assets or any other products developed, designed or invented or acquired by Licensor in the future relating to the Field except for information acquired from others where the Licensor’s right to disclose or sublicense the information is restricted. It is understood that the Technical Information shall specifically (i) include all the technical knowledge, know-how, data and information concerning the Transferred Assets which will be developed or otherwise acquired by Licensor in the future during the term of this Agreement and (ii) exclude all the technical knowledge, know-how, data and information of the Licensor which is subject to the FSI License Agreement. It is further understood that Licensor shall use its best efforts in agreements with any third parties to allow the transfer to Licensee of the rights and/or information of the Patents, Technical Information or Intellectual Property Rights.

“Territory” means the countries listed in Appendix III.

“Trademarks” means the trademarks and service marks listed in Appendix I to this Agreement, and any other trademarks and service marks relating to the Transferred Assets or any other products which in either case are developed or otherwise acquired by Licensor in the future during the term of this Agreement.

“Transferred Assets” means “Transferred Assets” as defined in the NSE Acquisition Agreement.

Article 2. GRANT OF LICENSE

2.1	Licensor hereby grants to Licensee the exclusive license under the Patents, Technical Information and Intellectual Property Rights to manufacture, use, offer for sale, sell, import and/or lease the Products in the Territory; provided, however, Licensee agrees not to manufacture any of the three Products listed in Appendix II to this Agreement (i.e. Spin Processor CENOTE, Best and Wet Station) at any time on or prior to June 30, 2006; provided further, however, that Licensee may start on the Effective Date to manufacture, use, offer for sale, sell, import and/or lease in the Territory all subsystems related to any Products, including, but not limited to, the Nison Vesper submodule. For the avoidance of doubt, Licensor acknowledges and agrees that the license granted to Licensee under this Agreement includes the right of the Licensee to sublicense to any purchaser of the Products the right to use (but not manufacture) the Patents, Technical Information and Intellectual Property Rights.

2.2	Licensee may, subject to the prior approval of Licensor (which approval will not be unreasonably withheld), grant to any third party a sublicense of the Patents, Technical Information and the Intellectual Property Rights, or any portion thereof, within the Territory.

2.3	Licensor hereby agrees that Licensee may, at its sole and absolute discretion and expense, effect registration(s) of the exclusive license granted hereunder with respect to each of the Patents and the Intellectual Property Rights in the Territory.

For this purpose, Licensor authorizes Licensee to take, solely in its name, any and all procedures necessary for above registration(s), and agrees to execute and deliver, upon Licensee’s request, any and all documents, including powers of attorney, necessary therefor. Licensee agrees to take all necessary actions to promptly deregister its above registration upon termination of this Agreement. Subject to Licensee’s right to a continued exclusive license as provided in Article 15, Licensee agrees not to enforce its exclusive rights during the period following termination of this Agreement and prior to such deregistration. In the event of a termination of this Agreement for a reason whereby Licensee is to receive a license as provided in Article 15 hereof, Licensor hereby agrees that Licensee may, at its sole and absolute discretion and expense, effect registration of a license under applicable law in the Territory.

2.4	The exclusive license granted hereunder shall include a license to reproduce, modify, translate, distribute and/or use existing promotional material, sales literature and any documents relating to the Transferred Assets used by Licensor. Licensee will also be allowed to produce such material with review of Licensor, for which approval will not be unreasonably withheld. If Licensee has not received notice from Licensor that the Licensor has approved material proposed by Licensee within 10 business days of sending the material to the Licensor, then the Licensor shall be deemed to have rejected the material.

Article 3. TECHNICAL SUPPORT

3.1	Licensor shall furnish Licensee with such materials and information concerning the Patents, Intellectual Property Rights and Technical Information in accordance with the guideline shown in Appendix IV. As to Technical Information concerning the Products to be developed or invented by Licensor in the future, Licensor shall provide Licensee with a disclosure thereof in writing together with all details when such Technical Information shall have been obtained and considered marketworthy by Licensor in the guideline shown in Appendix IV. Any costs and expenses to make above materials for Licensee for the purpose of this Agreement shall be borne by Licensee.

3.2	Licensor shall free of charge arrange for and render a training program for the employees of Licensee (up to 3,000 man hours) in order to render sufficient technical support and services of the Products. Research and development collaboration will not apply to the 3,000 hour limitation. The contents of the training program, number of persons who are to be trained and period of training shall be agreed in advance between the parties hereto from time to time. Traveling expenses and living expenses for such trainees shall be borne by Licensee.

3.3	At the request and choice of Licensee, (a) Licensor shall permit the employees of Licensee to use the facilities of Licensor, and shall provide Licensee with sufficient technical data and/or information concerning the Patents, Intellectual Property and Technical Information in order to enable Licensee to render sufficient technical support and services, or (b) Licensor shall at its cost for such period as may be agreed between the parties hereto, dispatch to Licensee qualified personnel of Licensor to provide Licensee with sufficient technical support and services in connection with the manufacture of the Products and/or research and development of new products. Any costs and expenses reasonably incurred by Licensor, including air fare from and to Japan and accommodations costs shall be borne by Licensee. No absence fee for the above qualified personal will be paid by Licensee.

3.4	At the request and choice of Licensee, Licensor shall receive and arrange for and host the visit of customers and/or the prospective customers from the Territory of Licensee to the facilities of Licensor, provided that such visit shall not interfere with the work of Licensor, and provided further that the cost and expense for the above visit to be borne by the parties hereto shall separately be agreed from time to time in advance.

Article 4. TRADEMARK

Licensee shall have the right to use its own trademark, which shall include the m•FSI name as part thereof, for or in connection with the sale and/or lease of the Products. The m•FSI name shall be removed from said trademark at the request of Licensor upon termination of this Agreement for any reason whatsoever. Licensee may, in accordance with the form and method of the use designated by Licensor in advance, use the Trademarks for and in connection with the sale and/or lease of the Products during the term of this Agreement.

Article 5. IMPROVEMENTS AND INVENTIONS

5.1	If Licensor makes any improvement and/or invention which is considered marketworthy by Licensor, whether patentable or not, with regard to the Products, it shall promptly notify Licensee in writing thereof giving full details of such improvements and/or inventions, so long as Licensor is not restricted or prohibited from disclosing the same under any agreements with any third party. All rights and interests in respect of the said improvements and/or inventions shall belong to Licensor. Each such improvement or invention developed during the term of this Agreement, any products manufactured by Licensee thereunder and technical information thereof shall automatically be included into the Products, Patents, Intellectual Property Rights and/or Technical Information respectively and become an integral part thereof, and Licensee shall automatically without any additional license fee have an exclusive license thereof according to Article 2 hereof. Licensor shall notify Licensee of all patent applications filed on any improvement or invention related to a Product. If the Licensor has not filed a patent application in any country in the Territory on any improvement or invention related to a Product or patent application within the later of six months from the date of disclosure of the invention or improvement to the Licensee or nine (9) months of the filing date of the application in one or more countries, Licensee at its own expense, but with the full cooperation of Licensor, may file a patent application within the countries in the Territory, in which event Licensee shall own the patent application and any resulting patents issuing therefrom, and Licensor shall have, from and after termination of this Agreement, a non-exclusive royalty free license for the said patent application and any resulting patents issuing therefrom in such country(ies). In any event, Licensor shall provide all reasonable assistance to Licensee, at Licensee’s expense, if Licensee seeks to enforce the patent. Any recovery from such enforcement action shall be solely for the account of Licensee.

5.2	If Licensee makes any improvement and/or invention which is considered marketworthy by Licensee with regard to or in connection with the Products, or changes or variations of method for manufacturing the Products, it shall promptly notify Licensor thereof in writing giving full details of such improvement, so long as Licensee is not restricted or prohibited from disclosing the same under any agreements with any third party. All rights and interests in respect of the said improvement shall belong to Licensee, provided that, during the term of this Agreement, Licensor shall have an exclusive, royalty-free license for the said improvement in Japan. Notwithstanding the above, the rights and interests in respect of any remarkable improvement developed by Licensee and as specifically defined in Appendix V (hereinafter called the “Remarkable Improvement”) shall belong to Licensee, and during the term of this Agreement Licensor shall have a right to use the said technology on such terms and conditions as stated in Article 6.3 hereof.

5.3	If the parties hereto make any Joint Invention, the rights and interests in respect of such Joint Invention shall be jointly owned by both parties hereto in proportion to the participation of each party hereto in each such Joint Invention, and during the term of this Agreement, Licensor shall have the exclusive right to use (with no obligation to pay Licensee) the said Joint Invention in Japan and Licensee shall have the exclusive right to use (with no obligation to pay Licensor) the said Joint Invention within the Territory.

Article 6. ROYALTY

6.1	Licensee shall, as a license fee for Licensor’s granting exclusive license hereunder, pay to Licensor the sum of one million United States dollars (U.S. $1,000,000) (hereinafter called the “License Fee”).

6.2	In addition to the License Fee, Licensee shall as a part of consideration for the exclusive license hereunder pay Licensor as royalty five percent (5%) of the Net Selling Price of the Products manufactured and sold or leased by Licensee or its sublicensees, less value of parts supplied by Licensor or its sublicensees and nonlicensed products purchased from other manufacturers (hereinafter called the “Royalty”), provided, however, that Licensee’s obligation to pay the Royalty on any Product shall terminate after five (5) years from the day when Licensor has ceased development on any Product. Licensor and Licensee shall annually review the development status of the Products.

6.3	Notwithstanding above Article 6.2:

(a)	the five percent (5%) Royalty to be paid by Licensee to Licensor shall be reduced by the Product content percentage (on a manufacturing cost basis) of the Remarkable Improvement; and

(b)	Licensor will pay Licensee a royalty of five percent (5%) of the portion (on a manufacturing cost basis) of the Net Sales Price of the Products represented by the Remarkable Improvement for any Products manufactured by Licensor with the Remarkable Improvement.

Article 7. PAYMENTS

7.1	Subject to Article 7.4 hereof, Licensee shall pay to Licensor the License Fee under Article 6.1 hereof within ten (10) working days after the Effective Date in consideration for the Licensor’s disclosure of the Technical Information to the Licensee.

7.2	Subject to Article 7.4 hereof, Licensee shall pay to Licensor the Royalty under Articles 6.2 and 6.3 hereof no later than three (3) months from the end of every quarterly accounting period of Licensee in accordance with the report to be provided pursuant to Article 8.2 hereof, provided, however, that the Royalty may be withheld on any Products which are in dispute as to infringement of a third party’s patents and/or trademark, and provided, further, that such infringement does not arise in whole or in part as a result of a modification or alteration originating from Licensee. For the avoidance of doubt, Licensee shall not unreasonably withhold the payment of the Royalty pursuant to the above if the portion of the Product under the infringement dispute is an ancillary or minor part of the equipment or is licensed by Licensor so that it is no longer infringing. If the dispute of the such infringement is resolved, Licensee shall within thirty (30) days pay to Licensor the Royalty which Licensee withholds due to such dispute of the alleged patent infringement.

7.3	All payments by Licensee hereunder shall be made to the bank account of Licensor in U.S. dollars or, if requested by Licensor, in Japanese currency, by Licensee as shall be designated by Licensor. The conversion from local currency to the currency of payment shall be made at the T. T. Selling spot rate of exchange quoted by an authorized foreign exchange bank in Minneapolis, MN, U.S.A. on the previous business day of the date of each remittance.

7.4	Any withholding tax lawfully levied by the relevant tax authorities on any amount due to Licensor hereunder shall be borne by Licensor. When Licensee deducts for paying any such tax, it shall without undue delay send to Licensor the official certificate of such payment of tax.

Article 8. RECORDS AND REPORTS

8.1	Licensee shall keep full and accurate records showing the Products manufactured and/or have manufactured, used, sold, imported and/or leased by Licensee hereunder in reasonably sufficient detail to enable the amount of Royalty to be determined. Licensee shall also permit the said records to be examined from time to time during reasonable business hours to the extent necessary to verify the amount of Royalty paid to Licensor, such examination to be made by Licensor or an independent qualified accountant appointed by Licensor at the expense of Licensor.

8.2	Within forty five (45) days from the end of every quarterly accounting period of Licensee, Licensee shall furnish Licensor with a written report showing the Net Selling Price, the amount of earned Royalty and other data for calculation thereof with respect to the Products and any products jointly developed by Licensor and Licensee, which were manufactured by or were manufactured for Licensee, used sold and/or leased by Licensee hereunder for each such preceding quarterly accounting period. Licensee will furnish Licensor with such additional reports in connection with the foregoing and particularly with regard to the sales of the Products and the selling prices thereof which Licensor may reasonably request.

Article 9. REPRESENTATION AND COVENANT

Licensor represents to Licensee that Licensor is the true and sole owner of the Patents, the Intellectual Property Rights, and the rights and interests under the inventions based on the Technical Information, and confirms that Licensor shall use its best efforts to verify the accuracy of the Technical Information. Licensor further agrees to use its reasonable efforts to obtain all approvals or consents necessary to enable any co-owned, intangible and/or fixed assets which the Licensor has acquired under the NSE Acquisition Agreement to become part of the Intellectual Property Rights, Patents or Technical Information, as the case may be, which is licensed by Licensor to Licensee under this Agreement. Without limiting the generality of the foregoing, Licensor shall cause each of its subsidiaries to license to Licensee, on terms and conditions equivalent to the terms and conditions set forth in this Agreement, all trademarks, patents, technical information and other intellectual property rights owned or controlled or acquired by each such subsidiary which relate to the Field.

Article 10. CONFIDENTIALITY

During the term of this Agreement and for five (5) years after termination thereof, each party agrees to keep, and to use its best efforts to cause its affiliates, employees, agents and representatives (hereinafter collectively called the “Related Persons”) to keep strictly confidential and not to use or disclose or permit any of its Related Persons to use or disclose to any other person or entity any information or data which (a) pertains to this Agreement, any negotiations relating hereto, any of the transactions contemplated hereby or the business of the other party, any other party or its affiliates or (b) any party has delivered to the other party provided, however, that nothing in this Article 10 shall apply to any information or data (i) which the party in question can show is now known to the public or which hereafter becomes known to the public other than by its acts or omissions; or (ii) which it can show was already in its possession and free from any obligation of confidentiality prior to receipt from such other party. Each party shall be permitted to disclose the information hereunder to the extent that it is required to disclose by securities, accounting or other laws or regulations or by a court or government agency of competent jurisdiction.

Article 11. INFRINGEMENT

Licensor shall indemnify and hold Licensee harmless against any liability with regard to any infringement of patents, trade marks, designs, patterns and/or other intellectual property rights in the Territory. Licensee agrees to promptly notify Licensor of any such claim of infringement as soon as it becomes known to Licensee and shall cooperate with Licensor in defending against such claims.

Article 12. WARRANTY

Licensor warrants to Licensee that the Patents, Intellectual Property Rights and Technical Information will to the best of its knowledge and belief be the same as the information that is known and used by Licensor in its manufacture of the Products.

Article 13. FORCE MAJEURE

No failure or delay by the parties hereto in the performance of any obligation contained shall be deemed as a breach of this Agreement nor create any liability if the same arises from any cause or causes beyond the control of the parties hereto, including, but not limited to, acts or omissions of any government, compliance with laws, regulations, orders or requests of any government, fire, storm, flood or earthquake, war, rebellion, revolution, riot, financial crisis, strikes or lockouts.

Article 14. INCONTESTABILITY

To the extent permissible under the laws and regulations applicable in the Territory, each party recognizes the validity of the Patents/patents of the other party and shall not contest, nor aid others in contesting, the validity thereof.

Article 15. TERM AND TERMINATION

15.1	This Agreement shall become in force and effect on September 17, 2004 (the “Effective Date”) and is subject to all Japanese and U.S. governmental approvals required in connection with the performance by Licensor and Licensee of their respective obligations hereunder having been obtained and all requisite governmental notifications having been made and applicable waiting periods having elapsed, and shall, subject to Article 15.2 through Article 15.6 hereof, remain effective until five (5) years following the termination of the Shareholders Agreement shall have elapsed. Following this five-year period, (i) Licensee shall, unless otherwise provided herein, then have a paid-up, royalty-free, non-exclusive license to manufacture, use, offer for sale, sell, import and/or lease (and/or to have one or more third parties do any or all of these for the Licensee) the Products under the Patents, the Intellectual Property Rights and/or Licensor’s Technical Information provided to Licensee (including all improvements and inventions by Licensor related thereto) prior to the termination of the Shareholders Agreement, (ii) Licensee shall then have the non-exclusive right (with no obligation to pay Licensor) to manufacture, use, offer for sale, sell, import and/or lease (and/or to have one or more third parties do any or all of those for the Licensee) the Products inside and outside the Territory under any Joint Inventions to the Patents, the Intellectual Property Rights and/or Licensor’s Technical Information provided to Licensee (including all improvements and inventions by Licensor related thereto) prior to the termination of the Shareholders Agreement and (iii) Licensor shall then have the non-exclusive right (with no obligation to pay Licensee) to manufacture, use, offer for sale, sell, import and/or lease (and/or to have one or more third parties do any or all of these for the Licensor) the Products inside and outside the Territory under any Joint Inventions to the Patents, the Intellectual Property Rights and/or Licensor’s Technical Information provided to Licensee (including all improvements and inventions by Licensee related thereto) prior to the termination of the Shareholders Agreement.

15.2	In the event that:

	(a)	the Shareholders Agreement is terminated due to a reason attributable to MBK or CEC or their permitted assignees in accordance with Article 28.1 (a) or (b) of the Shareholders Agreement, or by Licensee, MBK or CEC or their permitted assignees in accordance with Article 28.1 (c) of the Shareholders Agreement; and

	(b)	Licensee’s shares in Licensor are purchased pursuant to Article 29 of the Shareholders Agreement,

then Licensee shall have a right to:

	(i)	keep an existing exclusive license hereunder to manufacture, use, offer for sale, sell, import and/or lease (and/or to have one or more third parties do any or all of these for Licensee) the Products using Licensor’s Patents, the Intellectual Property Rights and Technical Information provided to Licensee (including all improvements and inventions by Licensor related thereto) prior to the termination of the Shareholders Agreement, for a period of five (5) years following the termination of the Shareholders Agreement subject to payment of a royalty of three percent (3%) of the Net Selling Price of the Products manufactured by Licensee; and

(ii)	thereafter have a paid-up, royalty-free, nonexclusive license to manufacture, sell, offer for sale, import, lease and/or use (and/or to have one or more third parties do any or all of these for Licensee) the Products using the Licensor’s Patents, the Intellectual Property Rights and Technical Information provided to Licensee (including all improvements and inventions by Licensor related thereto) prior to termination of the Shareholder’s Agreement in the Territory.

15.3	In the event a Change of Control referred to in Article 28.2 (b) (y) of the Shareholders Agreement shall have occurred at MBK or CEC or their permitted assignees, and thereafter MBK’s or CEC’s or their permitted assignee’s shares in Licensor are purchased by the other parties to the Shareholders Agreement pursuant to Article 28.2 (b) (i) thereof and the Shareholders Agreement is terminated pursuant to Article 28.1 (d) (x) thereof, Licensee shall have the rights set forth in Article 15.2 (i) and (ii) above. In the context of this Article and Article 15.4 below, a Change of Control shall have the same meaning as used in the Shareholders Agreement.

15.4	In the event a Change of Control referred to in Article 28.2 (b) (x) of the Shareholders Agreement shall have occurred at MBK or CEC, or their permitted assignees and thereafter MBK’s or CEC’s or their permitted assignee’s shares in Licensor are purchased by the other parties to the Shareholders Agreement pursuant to Article 28.2 (b) (i) thereof, and the Shareholders Agreement is terminated pursuant to Article 28.1 (d) (x) thereof,

(i)	Licensee shall have a right to keep an exclusive license hereunder to manufacture, use, offer for sale, sell, import and/or lease (and/or to have one or more third parties do any or all of these for Licensee) Products in the Territory (and/or to have one or more third parties do any or all of these for Licensee) using Licensor’s Patents, the Intellectual Property Rights and/or Technical Information provided to Licensee (including all improvements and inventions by Licensor related thereto) prior to the termination of the Shareholders Agreement, for a period of two (2) years after the occurrence of such Change of Control subject to the payment of a royalty of three percent (3%) of the Net Selling Price of the Products manufactured by Licensee; and

(ii)	thereafter have a paid-up, royalty free, nonexclusive license to manufacture, offer for sale, sell, lease, import and/or use the Products in the Territory (and/or to have one or more third parties do any or all of these for Licensee) using Licensor’s Patents, the Intellectual Property Rights and/or Technical Information provided to Licensee (including all improvements and inventions by Licensor related thereto) prior to the termination of the Shareholders Agreement.

15.5	Notwithstanding Article 15.1 above, this Agreement shall be terminated concurrently with the termination of the Shareholders Agreement if the termination of the Shareholders Agreement shall have occurred:

(i)	due to a reason attributable to MBK, CEC, Licensee and/or any of their permitted assignees pursuant to Article 28.1 (a) or (b) of the Shareholders Agreement;

(ii)	in accordance Article 28.1 (c) of the Shareholders Agreement save for the case described in article 15.2 hereof;

(iii)	in accordance with Article 28.1 (d) (y) of the Shareholders Agreement; or

(iv)	since the parties to the Shareholders Agreement shall have agreed to the termination thereof.

15.6	Notwithstanding Article 15.1 above, if a Change of Control referred to in Article 28.2 (a) of the Shareholders Agreement shall have occurred at the Licensee, but the Shareholders Agreement is not terminated, the Licensor shall promptly evaluate the impact of such Change of Control against the business prospects of the Licensor and may, upon written notice to the Licensee, discontinue the grant of the license hereunder with respect to any improvements to the Patent, Technical Information and Intellectual Property Rights, or any after acquired acquisitions related thereto, arising from and after the date of such notice, provided, however, that the delivery of such notice shall not release the Licensor from its obligations to the Licensee under this Agreement with respect to all Patents, Technical Information and Intellectual Property Rights which exist as of the date of such notice.

15.7	Licensor shall in any event be allowed to sell and distribute in the Territory the Products or the products which compete or may compete with the Products after the termination of the Shareholders Agreement, but in no event be allowed to manufacture directly or indirectly in the Territory the Products or the products which compete or may compete with the Products until the expiration of the respective periods in which the exclusive license hereunder is kept by Licensee after the termination of the Shareholders Agreement as provided in Article 15.2 through Article 15.5 hereof.

15.8	Royalties due under Article 15 shall be remitted to the bank account of Licensor in U.S. dollars or, at Licensor’s request, in Japanese yen. The conversion from local currency to the currency of payment shall be made at the T. T. Selling spot rate of exchange quoted by an authorized foreign exchange bank in Minneapolis, MN, U.S.A., on the previous business day of the date of each remittance. Payment shall be made within thirty (30) days of the close of the calendar quarter along with a report detailing number of each Product sold, the gross selling price of the Product, the Net Sales Price and an itemization of deductions taken to arrive at the Net Sales Price.

ARTICLE 16. ARBITRATION

Any disputes, controversy or difference which may arise out of or in connection with or in relation to this Agreement, or for the breach thereof, shall, unless settled by amicable arrangements of the parties hereto without undue delay, be settled by arbitration in Tokyo, Japan in accordance with the Rules of Procedure of the Japan Commercial Arbitration Association if Licensor is claimed to be in default of this Agreement, or otherwise a respondent, or in Minneapolis, U.S.A. in accordance with the Commercial Arbitration Rules of the American Arbitration Association if Licensee is claimed to be in default of this Agreement, or otherwise a respondent. The award thereof shall be final and binding upon the parties hereto, and judgement on such award may be entered in any court or tribunal having jurisdiction thereof.

Article 17. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the state of Minnesota, U.S.A. without giving effect to its conflict of laws provisions.

Article 18. ENTIRE AGREEMENT AND AMENDMENTS

This Agreement contains and constitutes the, entire agreement and understanding between the parties hereto and supersedes and cancels all previous discussions, commitments, agreements and understandings of any nature between them, and any change or modification of this Agreement shall not be binding upon the parties hereto unless it is made by and instrument in writing of subsequent date signed by a duly authorized officer or representative of each of the parties hereto.

Article 19. NO-ASSIGNMENT

Neither this Agreement nor any rights or obligations hereunder shall be assigned by either party without prior written approval of the other party, and any assignment or transfer without such approval shall be null and void.

Article 20. NOTICE

Any notice or request given hereunder shall be in writing in the English language and personally delivered or mailed by courier or sent by facsimile or by telex to the following address, which shall be followed by a confirming letter mailed within seven (7) days.

if to Licensor:	m•FSI LTD.

Address:	Harmony Tower, 22nd Floor
32-2 Honcho 1-chome
Nakano-ku Tokyo 164-0012, Japan
Attn: Hideki Kawai

Facsimile No :	81-3-5309-8401

if to Licensee:	FSI INTERNATIONAL, INC.

Address:	3455 Lyman Boulevard
Chaska, MN 55318-3052, USA
Attn: Benno Sand

Facsimile No :	1-952-448-1300

or to such other address as either party may specify from time to time in writing to the other in accordance herewith.

Article 21. LANGUAGE, HEADINGS, ENFORCEABILITY, NO-WAIVER

21.1	This Agreement is in the English language only, which language shall be governing in all respects, and any translation thereof shall be for convenience only and shall not be binding upon the parties hereto.

21.2	The headings of Articles hereof are for convenience of reference only, and shall not in any way affect the interpretation hereof.

21.3	In view of the possibility that one or more of the provisions of this Agreement may subsequently be declared invalid or unenforceable by court of law, or administrative decision, the parties hereto agree that invalidity or enforceability of any of the provisions shall not in any way affect the validity or enforceability of any other provisions of this Agreement.

21.4	The failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the right to require full performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officers or representatives as of the day and year first above written, each duplicate to be considered an original and one duplicate to be retained by each party.

Licensor:	Licensee:

m•FSI LTD.	FSI INTERNATIONAL, INC.

/s/ Hideki Kawai	/s/ Benno Sand

Hideki Kawai	Benno Sand
President	EVP, Business Development &
Investor Relations

Appendix I

m•FSI’s Patent and Trademark List

     Patent

		Application	Publication	Registration
No.	Title	No.	number	number	Country
1	Method of recirculation of high temperature etching solution	63–248757	02–096334	1653241	Japan

2	Cleaning/ rinsing vessel for semiconductor wafer	03–350731	05–166787	2013691	Japan

3	Method for refinig etchant	05–253672	07–086260	3072876	Japan

4	Single wafer spin etching method	07–104581	08–279485	3459137	Japan

5	Etching method with hot phosphoric acid	07–216528	09–045660	3459141	Japan

6	Composition measuring method for buffered hydrofluoric acid for semiconductor wafer etching	07–163075	08–334461	N/A	Japan

7	Regeneration treatment apparatus for etchant and etching apparatus using the same	10–095836	11–293479	N/A	Japan

8	Cleaning apparatus	11–199868	2001–028356	N/A	Japan

9	Filter device with bellows damper and chemical–circulation treatment device for semiconductor wafer using the same	11–222204	2001–046815	N/A	Japan

10	Semiconductor wafer cleaning system	11–234855	2001–060574	N/A	Japan

11	Method of etching semiconductor wafer	11–271065	2001–093876	N/A	Japan

12	Device and method for etching semiconductor wafer	11–314794	2001–135611	N/A	Japan

13	Scrub cleaning device	2000–044343	2001–237209	N/A	Japan

14	Cleaning Equipment of wafer	2000–274592	2002–093764	N/A	Japan

15	Equipment and method for processing solution for semiconductor wafer	2001–009915	2002–217165	N/A	Japan

16	Wafer–cleaning device	2001–158580	2002–353183	N/A	Japan

17	The apparatus and the method of etching wafer	2002–42120	2003–243353	N/A	Japan

18	The apparatus of reclaiming etching liquid and method and apparatus of etching	2002–269405	N/A	N/A	Japan

19	The method of controlling the boiling chemical	2002–318730	2004–153164	N/A	Japan

20	The apparatus and the method of floating wafer chuck	2002–108651	2003–303871	N/A	Japan

21	The apparatus of wafer treatment and shaft	2003–47148	N/A	N/A	Japan

22	Etching method and equipment	2002–324795	2004–158746	N/A	Japan

23	Processing method and processing device before wafer inspection	2001–266653	2003–75312	N/A	Japan

24	Processing method and processing device before wafer inspection	2002–156835	2003–344243	N/A	Japan

25	Method for recirculating high–temperature etching soluthin	412444	N/A	4980017	USA

26	Method for purification of etching solution	305334	N/A	5470421	USA

     Trademarks

		Class of		Application	Registration
NO	Trademark	goods	Designated goods	No.	No.
1	NISON	7	The apparatus of filtering recirculation etching liquid and other chemical machines and instruments	H07–040765	3355525

2	NISON	9	Automatic fluid– composition control machines and instruments	HO7–040766	3370801

3	CENOTE	7	The apparatus of wafer etching, chemical machines and instruments	H07–040764	4014567

4	Stelna	7	The machines of chemical reaction and machines of separation, the chemical reclaiming etching apparatus, and other chemical machine and instruments.	H11–112264	4438204

Remark:	An application shall designate one or more items of goods on which the trademark is to be used, in one class of the classification of goods, prescribed by Cabinet Order.

Appendix II

m•FSI’s Product List

Product Name	Description
Spin Processor CENOTE	Single Wafer Wet Station

Best	Wafer Backside Etcher

Wet Station	Immersion Process System

Appendix III

Territory

Effective the date of this Agreement, the Territory consists of the following countries/markets (including all related territories and possessions of each country):

•	All countries in the continent of Europe, including, but not limited to, all current and future member states of the European Union.

•	The United States of America, Canada and Mexico.

•	All countries in Central and Eastern Asia (except for Japan) and all countries in Southeast Asia, including, but not limited to, Taiwan, the Peoples’ Republic of China and South Korea and all current and future member states of the Association of Southeast Asian Nations (ASEAN).

Appendix IV

Technical Information

1. General Documents

1)	Technical Reports - including published articles in journals, academic reports, presentations, etc.

2)	Example (instance) of Trouble Shooting

3)	Documents List for Customer - indicating title and document number of documents sent to customer in general

4)	Documents List - -indicating all documents required for sales, engineering, maintenance service and manufacturing

5)	Table and Detailed Information of Acceptable Optional Order - showing example (instance) and other acceptable items

6)	Program book

2. Specifications

1)	General Specifications - showing

a.	Description of the system basics

b.	Description of the overview, model comparisons, process application, etc.

c.	Description of the components

d.	Description of control system for main controller and flow controller

2)	Technical Specifications

3)	Individual Specifications of Components

4)	Material Classification for Process Components and Utility Piping inside of the System

5)	List of Utility and its Consumption

6)	List of Waste Fluid and Gas, and their volume

7)	Tie-in Condition - showing required press., flow rate and its capacity

8)	Block Diagram of Control & Interlocking System

9)	Process/Control Protocol for Customer’s System

10)	Protocol for Host Computer

11)	Protocol for Wafer Handling System

12)	Individual Specifications

13)	Required Specifications for Purchased Components

3. Lists

1)	I/O List Inside the System

2)	I/O List between the System and Customer’s Facilities

3)	Components/Module List with its sketch (for customer)

4)	Electronic Parts List for Printed Circuit Board

5)	Bill of Material - such as piping parts including O-ring, wiring parts and standard structural parts

6)	Recommendable Spare Parts List

7)	Consumable Parts List

8)	Catalogue of components and consumable parts

9)	Detailed Components List - showing parts number, manufacturer’s model number, etc.

10)	Vendor/Manufacturer List for the Components

11)	Program Source List - including abbreviation code of parameter/status/command and error code

12)	List of Figures (Labels for operation and safety)

13)	Check-out list

14)	Tools list for build-up

4. Drawings

1)	Functional Diagram - including solution/pneumatic line

2)	Assembly Drawing - showing arrangement of main components, consumable parts and major replacement parts (valve and sensor)

3)	Installation Drawing - showing required maintenance space and tie-in location

4)	Installation Drawing for Tie-in Piping

5)	Components Assembly Drawing - including process chamber, bearing casing, valve manifold, gauge panel, regulator panel, filter, cable kit, printed circuit board, etc.

6)	Detail Sectional Drawing of Process Sealing Part

7)	Parts Drawing for Ti-In

8)	Outline Drawing of Printed Circuit Board - showing arrangement of connector, adjustable resistor, jumper position and replacement parts

9)	Schematic Diagram for System Interface

10)	Schematic Diagram for Power Distribution

11)	Schematic Diagram for Control

12)	Schematic Diagram for Pneumatic, Utilities and Process Piping

13)	Schematic Diagram for Printed Circuit Board

14)	Time Sequence Chart

-	for operation of controllers such as valves

15)	Wiring Diagram - including wiring route, connection with parts list

16)	Piping Diagram - including piping route, connection with parts list

17)	Connection Schedule of Wires/Cables - showing relation identification of the wire and terminal/pin number

18)	Terminal Arrangement Drawing - including connector pin arrangement

19)	Fabrication Drawing of Components Manufactured by m•FSI and/or Sub Vendor - including structural parts, manifold, printed circuit board, cable kit, pipe kit and its components support

5. Manual

1)	Installation Manual - including

a.	Facility requirements

b.	Set up instructions - for uncrating, leveling, facility connection/interconnection and assembling work at customer’s site

c.	Inspection procedure for installation

d.	Requirement for pre-commissioning operation

e.	Check list for start up

2)	Operation and Instruction Manual - including

a.	Start up instruction

b.	Machine start up and re-start

c.	Wafer loading

d.	Monitoring the process

e.	Description for chemical sequence - including “Abort” routine sequence

f.	Calibration procedure for sensor and controller

g.	Setting table dip switch of components

h.	Initial setting parameter for alarm and hardware such as regulator, flow/press controller and switch

i.	Programming procedure for process parameter

-	including recommendable setting table (program description) of the process parameter

j.	Performance information

k.	Operating procedure of the system - including arrangement of menu and operation keys and function table for designation display on monitor

l.	Operator’s maintenance instruction

m.	Required maintenance schedule

n.	Recommendable replacement cycle for consumable parts

o.	Routine check list for maintenance work

p.	Preventive maintenance instruction

q.	Trouble shooting procedure - -including

a)	Check list (Trouble Shooting Matrix) with information for trouble shooting guide

b)	List of abbreviation for alarm/warning/error display on the monitor

c)	Required information for trouble shooting for customer service

3)	Manufacturer’s Instruction Manual for Components - including computer, controller and flow/press, controller

4)	Instruction Manual for Technical Service - -including

a.	List of required tools

b.	Instruction for disassembly and repair work

c.	Instruction for loading, boot-up, reset data (parameter), etc. required for technical service work

d.	Detailed trouble shooting procedure

e.	Detailed routine preventive maintenance procedure

5)	Instruction Manual for Software - including assignment manual for operating/alarm information and protocol used for customer’s computer

6)	Process manual

7)	Inspection manual for parts

8)	Shipping manual

Appendix V

Remarkable Improvement

Remarkable Improvement means any of the following concerning the Products, Patent, Intellectual Property Rights and/or Technical Information.

1.	the improvement upon which the Licensee has spent at least $5,000 (U.S. dollars) and based on a patent which has been filed by the Licensor/Licensee;

2.	the improvement which is worthy of a patent and the cost of development of which is more than the amount described in the above item 1, but the filing of a patent is considered to be avoided not to let the competitors of the Licensee/Licensor know such an improvement;

3.	the improvement patented in U.S.A. or Japan; or

4.	the improvement acknowledged by Licensee and Licensor as a Remarkable Improvement which is worthy of a patent, though no application is filed by Licensee/Licensor.

EXHIBIT C

Shareholders Agreement among

FSI International, Inc.

and

Mitsui & Co., Ltd.

and

Chlorine Engineers Corp., Ltd.

(“The Shareholders Agreement”)

including any prior amendments to the Shareholders Agreement, namely:

AMENDMENT TO SHAREHOLDERS AGREEMENT
(from February 1, 1998 through March 31, 1999)
(inserted below)

AMENDMENT TO SHAREHOLDERS AGREEMENT

     Chlorine Engineers Corp., Ltd (“CEC”), Mitsui & Co. Ltd. (“Mitsui”) and FSI International, Inc. agree to amend Section 10.1 of the Shareholders Agreement to provide that from February 1, 1998 through March 31, 1999 the Board of m•FSI shall consist of nine members FSI shall have the right to nominate up to four persons and Mitsui and CEC collectively shall have the right to nominate up to five persons to serve as members of the Board. Unless this amendment is extended by FSI, Mitsui and CEC is shall expire March 31, 1999.

     This Amendment may be executed in one more counterparts and facsimile copies shall be created the same as an original.

FSI INTERNATIONAL, INC.	MITSUI & CO, LTD.

By: J.A. Elftmann	By: /s/ [ILLEGIBLE]

[ILLEGIBLE]

Its: Chairman & CEO	Its: General Manager

Chemical Plant Division

CHLORINE ENGINEERS CORP., LTD.

By: /s/ ???

???
Its: President